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                      [Schulte Roth & Zabel LLP Letterhead]

                                                                       Exhibit l

                                November 23, 2004

MVC Capital, Inc.
287 Bowman Avenue
3rd Floor
Purchase, New York 10577


      Re: MVC Capital, Inc. - Registration Statement on Form N-2 (File No. 333-119625)

Ladies and Gentlemen:

            We have acted as counsel to MVC Capital, Inc., a Delaware corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission (the "Commission") of the Company's proposed offering of shares of the Company's common stock (the "Shares") pursuant to a registration statement on Form N-2, as amended, initially filed on October 8, 2004 (the "Registration Statement"). The Shares are being offered through the issuance of nontransferable rights (the "Rights") to existing holders of the Company's common stock.

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company's Certificate of Incorporation and Amended and Restated Bylaws as amended through the date hereof, (ii) copies of certain resolutions of the Board of Directors of the Company relating to the authorization of the filing of the Registration Statement and any amendments or supplements thereto, and the proposed issuance of the Shares and related matters, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below. We have also examined the prospectus for the offering of the Shares, which is included in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus").

      In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies.

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MVC Capital, Inc,
November 23, 2004
Page 2 of 2

      We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

      To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

      We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Delaware.

      Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective, the Shares to be offered for sale pursuant to the Prospectus will be duly authorized and, when sold, issued and paid for, as described in the Prospectus, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the "Legal Matters" section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                                Very truly yours,
                                                /s/ Schulte Roth & Zabel LLP
                                                Schulte Roth & Zabel LLP